                      $15,000,000 REVOLVING CREDIT FACILITY


                                CREDIT AGREEMENT

                                  by and among

                             U.S. INTERACTIVE, INC.

                                       and

                        U.S. INTERACTIVE CORP. (DELAWARE)

                                       and

                             THE BANKS PARTY HERETO

                                       and

                    PNC BANK, NATIONAL ASSOCIATION, as Agent


                              Dated March 21, 2000

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT is dated March 21, 2000 and is made by and among U.S. INTERACTIVE, INC., a Delaware corporation ("Parent") and U.S. INTERACTIVE CORP. (DELAWARE), a Delaware corporation ("Corp") (Parent and Corp are hereinafter referred to collectively as "Borrowers" and, individually, as a "Borrower"), the BANKS (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Agent").

                                   WITNESSETH:

         WHEREAS, the Borrowers have requested the Banks to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $15,000,000; and

         WHEREAS, the revolving credit and facility shall be used to finance the acquisition of Soft Plus, Inc. pursuant to the terms of the Soft Plus Transaction (as defined herein) and for general corporate purposes; and

         WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                             1. CERTAIN DEFINITIONS

                  1.1 Certain Definitions.

                  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

                  Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by a Borrower.

                  Account Debtor shall mean any person which is or which may become obligated to a Borrower under, with respect to, or on account of, an Account.

                  Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

                           Agent shall mean PNC Bank, National Association, and
its successors and assigns.

                           Agent's Letter shall mean that certain confidential
letter, dated March 10, 2000, from
PNC Capital Markets to Parent, with respect to certain agency duties and fees.

                           Agreement shall mean this Credit Agreement, as the
same may be supplemented or amended from time to time, including all schedules and exhibits.

                           Assignment and Assumption Agreement shall mean an
Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

                           Banks shall mean the financial institutions named on
Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

                           Base Rate shall mean the higher of (i) the interest
rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate, plus one half percent (1/2% ) per annum.

                           Benefit Arrangement shall mean at any time an
"employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

                           Borrowers shall mean U.S. Interactive, Inc. and U.S.
Interactive Corp. (Delaware) and Borrower shall mean any of them.

                           Borrower Agent shall mean Parent in its capacity as
Borrower Agent under the Borrower Agency Agreement.

                           Borrower Agency Agreement shall mean the Borrower
Agency Agreement executed and delivered by all of the Borrowers and the Borrower Agent on the Closing Date pursuant to which the Borrower Agent is authorized to act in certain circumstances on behalf of all of the Borrowers under or with respect to the Loan Documents.

                           Borrowing Base shall mean an amount equal to 80% of
Eligible Accounts.

                           Borrowing Base Certificate shall mean the certificate
prepared and delivered by the Borrower Agent each month on the form attached hereto as Exhibit 1.1(BB).

                           Business Day shall mean any day other than a Saturday
or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Philadelphia, Pennsylvania.

                           Closing Date shall mean the date hereof. The closing
shall take place at 10:00 a.m., Philadelphia time, on the Closing Date at the offices of Buchanan Ingersoll Professional Corporation in Philadelphia or at such other time and place as the parties agree.

                           Collateral shall mean the Pledged Collateral, the UCC
Collateral and the Intellectual Property Collateral.

                           Commercial Letter of Credit shall mean any Letter of
Credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Borrowers in the ordinary course of their business

                           Consideration shall mean with respect to any
Permitted Acquisition, the aggregate of (i) the cash paid by any of the Borrowers, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Borrowers, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Borrower in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Borrowers in connection therewith.

                           Dollar, Dollars, U.S. Dollars and the symbol $ shall
mean lawful money of the United States of America.

                           EBITDA for any period of determination shall mean (i)
the sum of net income, depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense minus (ii) non-cash credits to net income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

                           Eligible Accounts shall have the meaning provided on
Exhibit 1.1(EA).

                           ERISA shall mean the Employee Retirement Income
Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                           ERISA Group shall mean, at any time, Parent and all
members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Parent, are treated as a single employer under Section 414 of the Internal Revenue Code.

                           Existing Facility shall mean the secured $3,250,000
revolving credit facility provided to Parent by Progress Bank and the $4,000,000 facility provided by Venture Lending and Leasing II, Inc., the credit facility provider for Soft Plus, the Indebtedness under both of which shall be repaid in full on the Closing Date.


                           Expiration Date shall mean, with respect to the
Revolving Credit Commitments, December 7, 2000, provided, however, if on or before December 7, 2000 the Soft Plus Seller Note has been paid in full, it shall mean March 19, 2001, or such earlier date this Agreement is terminated in accordance with its terms.

                           Federal Funds Effective Rate for any day shall mean
the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                           GAAP shall mean generally accepted accounting
principles as are in effect from time to time, subject to the provisions of
Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

                           Guaranty of any Person shall mean any obligation of
such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

                           Indebtedness shall mean, as to any Person at any
time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

                           Ineligible Security shall mean any security which may
not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

                           Insolvency Proceeding shall mean, with respect to any
Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

                           Intellectual Property Collateral shall mean all of
the property described in the Patent, Trademark and Copyright Security
Agreement.

                           Intercompany Subordination Agreement shall mean a
Subordination Agreement executed and delivered and among the Borrowers in favor of the Agent on the Closing Date in respect of obligations or Indebtedness owing by any Borrower to any other Borrower.

                           Internal Revenue Code shall mean the Internal Revenue
Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

                           Joinder shall mean a joinder by a Person as a
Borrower under this Agreement and the other Loan Documents pursuant to the Joinder and Assumption in the form of Exhibit 1.1(J).

                           Labor Contracts shall mean all collective bargaining
agreements among any Borrower or Subsidiary of a Borrower and its employees.

                           Law shall mean any law (including common law),
constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, consent decree, bond, judgment, authorization, lien or award of any Official Body.

                           Letter of Credit Borrowing shall mean an extension of
credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made and shall not have been converted into a Revolving Credit Loan under the terms of Exhibit 2.10.

                           Letters of Credit Outstanding shall mean at any time
the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

                           Lien shall mean any mortgage, deed of trust, pledge,
lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

                           Loan Documents shall mean this Agreement, the
Borrower Agency Agreement, the Agent's Letter, the Intercompany Subordination Agreement, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

                           Loans shall mean collectively and Loan shall mean
separately all Revolving Credit Loans or any Revolving Credit Loan.

                           Material Adverse Change shall mean any set of
circumstances or events which (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrowers taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Borrowers taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document, to the fullest extent provided therein, at law or in equity.

                           Multiemployer Plan shall mean any employee benefit
plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

                           Multiple Employer Plan shall mean a Plan which has
two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

                           Non-US Subsidiary shall mean a Subsidiary of a
Borrower which is not organized in one of the fifty (50) states of the United States of America or the District of Columbia, including those listed on
Schedule 5.1.3 hereof.

                           Obligations shall mean any obligation or liability of
any of the Borrowers to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Agent's Letter, the Letters of Credit or any other Loan Document.

                           Official Body shall mean any national, federal,
state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                           Participation Advance shall mean, with respect to any
Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Exhibit 2.10.

                           Patent, Trademark and Copyright Security Agreement
shall mean, collectively, the two (2) Patent, Trademark and Copyright Collateral Assignment executed and delivered on the Closing Date by each of the Borrowers to the Agent for the benefit of the Banks.

                           PBGC shall mean the Pension Benefit Guaranty
Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

                           Permitted Acquisition shall have the meaning provided
for such term in Section 7.2.6(2).

                           Person shall mean any individual, corporation,
partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

                           Plan shall mean at any time an employee pension
benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

                           Pledge Agreement shall mean the Pledge Agreement
executed and delivered on the Closing Date by Parent to the Agent for the benefit of the Banks in respect of all of the Subsidiary Shares.

                           Pledged Collateral shall mean the property of the
Borrowers in which security interests are to be granted under the Pledge Agreement.

                           PNC Bank shall mean PNC Bank, National Association,
its successors and assigns.

                           Potential Default shall mean any event or condition
which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

                           Principal Office shall mean the main banking office
of the Agent in Philadelphia, Pennsylvania.

                           Prior Security Interest shall mean a valid and
enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder.

                           Prohibited Transaction shall mean any prohibited
transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

                           Projections shall have the meaning provided in
Section 5.1.9(ii).

                           Property shall mean all real property, both owned and
leased, of any Borrower or Subsidiary of a Borrower.

                           Purchase Money Security Interest shall mean Liens
upon tangible personal property securing loans to any Borrower or Subsidiary of a Borrower or deferred payments by such Borrower or Subsidiary for the purchase of such tangible personal property.

                           Purchasing Bank shall mean a Bank which becomes a
party to this Agreement by executing an Assignment and Assumption Agreement.

                           Ratable Share shall mean the proportion that a Bank's
Commitment bears to the Commitments of all of the Banks.

                           Regulation U shall mean Regulation U, T, G or X as
promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

                           Reportable Event shall mean a reportable event
described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

                             Required Banks shall mean

                                    (i)  if there are no Loans, Reimbursement
Obligations or Letter of Credit Borrowings outstanding, Banks whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Banks but in all events two (2) Banks; or

                                    (ii) if there are Loans, Reimbursement
Obligations, or Letter of Credit Borrowings outstanding, any Bank or group of Banks if the sum of the Loans Reimbursement Obligations and Letter of Credit Borrowings of such Banks then outstanding aggregates at least 66 2/3% of the total principal amount of all of the Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding but in all events two (2) Banks. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

                           Revolving Credit Commitment or Commitment shall mean,
as to any Bank at any time, the amount initially set forth opposite its name on
Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

                           Revolving Credit Loans or Loans shall mean
collectively and Revolving Credit Loan or Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 or Paragraph 3(b) of Exhibit 2.10.

                           Revolving Credit Notes or Notes shall mean
collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

                           Revolving Facility Usage shall mean at any time the
sum of the Revolving Credit Loans outstanding and the Letters of Credit Outstanding.

                           Section 20 Subsidiary shall mean the Subsidiary of
the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

                           Security Agreement shall mean, collectively, the two
(2) security Agreements executed and delivered by each of the Borrowers to the Agent for the benefit of the Banks in respect of all the UCC Collateral of all of the Borrowers.

                           Soft Plus shall mean Soft Plus, Inc., a California
corporation, the separate corporate existence of which has ceased, and a party to the Soft Plus Transaction.

                           Soft Plus Seller Note shall mean the unsecured
promissory note of Parent payable to the former shareholders of Soft Plus dated March 8, 2000 in the original principal amount of $80,000,000.

                           Soft Plus Transaction shall mean the statutory
merger, effective March 8, 2000, by which Soft Plus merged with and into Corp and the separate corporate existence of Soft Plus ceased, all pursuant to the Agreement and Plan of Merger dated February 1, 2000.

                           Standard & Poor's shall mean Standard & Poor's
Ratings Services, a division of The McGraw-Hill Companies, Inc.

                           Standby Letter of Credit shall mean a Letter of
Credit issued to support obligations of one or more of the Borrower, contingent or otherwise, which finance the working capital and business needs of the Borrower incurred in the ordinary course of business.

                           Subsidiary of any Person at any time shall mean (i)
any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

                           Transferor Bank shall mean the selling Bank pursuant
to an Assignment and Assumption Agreement.

                           UCC Collateral shall mean the property of the
Borrowers in which security interests are to be granted under the Security Agreement.

                           In addition to the foregoing definitions, the
following capitalized terms have the meanings given to them in the referenced sections: Agent's Letter, Exhibit 10; Agent's Fee, Exhibit 10; Commitment Fee, 2.3; Event of Default, 8.1; Facility Fees, 2.4; Governmental Acts, Exhibit 2.10; Historical Statements, 5.1.9; Interim Statements, 5.1.9; LLC Interests, 5.1.3; Letter of Credit, Exhibit 2.10, Section 1; Letter of Credit Fee, Exhibit 2.10,
Section 2; Letter of Credit Sublimit, Exhibit 2.10, Section 1; Loan Request, 2.5; Notices, 10.6; Partnership Interests, 5.1.3; Permitted Acquisitions, 8.2.6; Permitted Liens, 7.2.2; Pledged Shares, 5.1.17; Projections, 5.1.9; Reimbursement Obligations, Exhibit 2.10, Section 3(b); Shares, 6.1.2; Subsidiary Shares, 5.1.3; and Uniform Commercial Code, 5.1.16.

                  1.2 Construction.

                  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation"; (b) references to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive, absent manifest error; (c) whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith; (d) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; (e) the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents, preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect; (f) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (g) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity; (h) reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (i) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and (j) references to "shall" and "will" are intended to have the same meaning.

                  1.3 Accounting Principles.

                  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 5.1.9((i)) [Historical Statements].

                          2. REVOLVING CREDIT FACILITY

                  2.1 Revolving Credit Commitments.

                  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrowers and, subject to the terms and conditions of Exhibit 2.10, issue Letters of Credit on behalf of the Borrowers, at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan the aggregate amount of Revolving Credit Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letters of Credit Outstanding; provided that the outstanding principal amount of all Loans and Letters of Credit Outstanding may not exceed the Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

                  2.2 Nature of Banks' Obligations with Respect to Revolving
                      Credit Loans.

                  Provided that no Potential Default or Event of Default exists, each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Outstandings. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

                  2.3 Commitment Fees.

                  Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee") equal to .30% per annum (computed on the basis of a year of 360 days, and actual days elapsed) on the average daily difference between the amount of (i) such Bank's Revolving Credit Commitment as the same may be constituted from time to time and the (ii) the sum of such Bank's Revolving Credit Loans plus its Ratable Share of Letters of Credit Outstanding. All Commitment Fees shall be payable in arrears on the first Business Day of each April, July, October and January after the date hereof and on the Expiration Date or upon acceleration of the Notes.

                  2.4 Revolving Credit Facility Fee.

                  The Borrowers agree to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment, a nonrefundable facility fee ("Facility Fee") equal to .5% of such Bank's Revolving Credit Commitment, payable on the Closing Date.

                  2.5 Revolving Credit Loan Requests.

                  Except as otherwise provided herein, the Borrower Agent may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans by delivering to the Agent, not later than 10:00 a.m., Philadelphia time, one (1) Business Day prior to the proposed Borrowing Date with respect to the making of a Revolving Credit Loan of a duly completed request therefor substantially in the form of Exhibit 2.5 or a request by telephone immediately confirmed in writing by letter or facsimile in such form (each, a "Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Loan, which shall be in integral multiples of $50,000. The Loan requested shall not be less than $100,000 and shall not exceed the maximum amount available for Loans

                  2.6 Making Revolving Credit Loans.

                  The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount of each such Revolving Credit Loan and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Banks' Obligations]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Philadelphia time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Paragraph 16 of Exhibit 10.

                  2.7 Revolving Credit Notes.

                  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

                  2.8 Use of Proceeds.

                  The proceeds of the Revolving Credit Loans shall be used in accordance with Section 7.1.10 [Use of Proceeds].

                  2.9 Nature of the Borrower's Obligations.

                  All of the Obligations and the other obligations duties, promises undertakings, representations and warranties of the Borrowers to or for the Agent, any Bank or the Banks under any Loan Document or otherwise in connection with any Loan shall be joint and several.

                  2.10 Letter of Credit Subfacility.

                  The Letters of Credit, in the aggregate amount not to exceed the Letter of Credit Sublimit, shall be described and governed by the provisions of Exhibit 2.10.



                               3. INTEREST RATES

                  3.1 Interest Rate.

                  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans at the annual rate of interest set forth in
Section 3.1.1. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

                      3.1.1 Revolving Credit Interest Rate.

                      The Revolving Credit Loans shall bear interest at a fluctuating rate per annum (computed on the basis of a year of 360 days, and actual days elapsed) equal to the Base Rate plus one half percent (0.5%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                      3.1.2 Rate Quotations.

                      The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the Base Rate then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when any Loan is made.

                  3.2 Interest After Default.

                  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, each Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to the Revolving Credit Loans plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full.

                      3.2.1 Acknowledgment.

                      The Borrower acknowledges that the increase in rates referred to in this Section 3.2 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Agent.

                                  4. PAYMENTS

                  4.1 Payments.

                  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Facility Fees, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Philadelphia time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Philadelphia time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall be conclusive, absent manifest error, as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

                  4.2 Pro Rata Treatment of Banks.

                  Each borrowing shall be allocated to each Bank according to its Ratable Share and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, Facility Fees, or other fees (except for the Agent's Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 4.7 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.

                  4.3 Interest Payment Dates.

                  Interest on Loans shall be due and payable in arrears on the first Business Day of each month after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

                  4.4 Voluntary Prepayments.

                      4.4.1 Right to Prepay.

                      The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty at any time. Whenever the Borrowers desire to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Loans setting forth the following information: (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and (y) the total principal amount of such prepayment, which shall not be less than $25,000. All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.

                  4.5 Mandatory Payment of Principal.

                  The Borrowers shall repay the principal amount of Loans to the extent of any excess of Revolving Facility Usage over the Borrowing Base. Such payment shall be made within two (2) Business Days of the determination by any Borrower of any such excess.

                  4.6 Reduction of Commitment.

                  The Borrowers shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to reduce permanently in whole or in part, in a minimum amount of $1,000,000 and whole multiples of $100,000 of principal, or terminate the Commitments, without penalty or premium except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding fees, and the full amount of interest accrued on the principal sum to be prepaid, to the extent that the aggregate amount thereof then outstanding exceeds the Commitment as so reduced or terminated. All notices to reduce the Commitment shall be irrevocable.

                  4.7 Additional Compensation in Certain Circumstances.

                      4.7.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

                      If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                            (i) subjects any Bank to any tax or changes the
basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                            (ii) imposes, modifies or deems applicable any
reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                            (iii) imposes, modifies or deems applicable any
capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole and reasonable discretion deems to be material, such Bank shall from time to time notify the Borrowers and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

                      4.7.2 Indemnity.

                      In addition to the compensation required by Section 4.7.1 [Increased Costs, Etc.], the Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties) which such Bank reasonably and actually sustains or incurs as a direct consequence of any

                            (i) attempt by the Borrowers to revoke (expressly,
by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests] or to revoke notice relating to prepayments under Section 4.4 [Voluntary Prepayments], or

                            (ii) default by the Borrowers in the performance or
observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Agent's Fee, Commitment Fee, Letter of Credit Fee, or any other amount due hereunder.

                  If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

                       5. REPRESENTATIONS AND WARRANTIES

                  5.1 Representations and Warranties.

                  The Borrowers, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

                      5.1.1 Organization and Qualification.

                      Each Borrower and each Subsidiary of each Borrower is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (or the equivalent thereof, if any) under the laws of its jurisdiction of organization. Each Borrower and each Subsidiary of each Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Borrower and each Subsidiary of each Borrower is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not result in a Material Adverse Change.


                      5.1.2 Capitalization and Ownership.

                      The authorized capital stock of Parent are described on
Schedule 5.1.2. All of the shares of capital stock of Parent (collectively, the "Shares") have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 5.1.2.

                      5.1.3 Subsidiaries.

                      Schedule 5.1.3 states the name of each of Parent's Subsidiaries (including Corp), its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. Except as set forth on
Schedule 5.1.3, the Borrower and each Subsidiary of the Borrower has good and valid title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3. Each Subsidiary of Parent and of each Borrower is also a Borrower hereunder, except the Non-US Subsidiaries listed on Schedule 5.1.3.

                      5.1.4 Power and Authority.

                      Each Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

                      5.1.5 Validity and Binding Effect.

                      This Agreement has been duly and validly executed and delivered by each Borrower, and each other Loan Document which any Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Borrower on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Borrower which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

                      5.1.6 No Conflict.

                      Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Borrower or any of its Subsidiaries (other than Liens granted under the Loan Documents).

                      5.1.7 Litigation.

                      There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened against such Borrower or any Subsidiary of such Borrower at law or equity before any Official Body which individually or in the aggregate would result in any Material Adverse Change. To the best of the Borrowers knowledge, none of the Borrowers or any Subsidiaries of any Borrower is in violation of any order, writ, injunction or any decree of any Official Body applicable to it which would result in any Material Adverse Change.

                  5.1.8 Title to Properties.

                  The real property owned or leased by each Borrower and each Subsidiary of each Borrower is described on Schedule 5.1.8. Each Borrower and each Subsidiary of each Borrower has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

                  5.1.9 Financial Statements.

                            (i) Historical Statements. The Borrowers have
delivered to the Agent copies of their audited year-end financial statements for and as of the end of the fiscal year ending December 31, 1999. In addition, the Borrowers have delivered to the Agent copies of their pro forma combined financial statements for Parent and U.S. Interactive Corp. (Delaware) and Soft Plus for the fiscal year ended December 31, 1999 (together, the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by Parent and Soft Plus' management, are correct and complete and fairly represent the consolidated financial condition of Parent and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied (except as noted), subject (in the case of the Interim Statements) to normal year-end audit adjustments.

                            (ii) Projections. The Borrower has delivered to the
Agent financial projections of Parent and its Subsidiaries for the fiscal years 2000 and 2001 derived from various assumptions of the Borrower's management (the "Projections"). The Projections represent Borrower's current estimate of a reasonable range of possible results in light of the history of the business, present and reasonably foreseeable conditions and the current intentions of Parent's management. The Projections accurately reflect the liabilities of Parent and its Subsidiaries in all material respects upon consummation of the transactions contemplated hereby as of the Closing Date.

                            (iii) Accuracy of Financial Statements. Neither
Parent nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no material unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which will cause a Material Adverse Change. Since December 31, 1999, no Material Adverse Change has occurred.

                      5.1.10 Margin Stock; Section 20 Subsidiaries.

                             5.1.10.1 Margin Stock.

                              None of the Borrowers or any Subsidiaries of any
Borrower engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Borrowers or any Subsidiary of any Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Borrower or Subsidiary of any Borrower are or will be represented by margin stock.

                             5.1.10.2 Section 20 Subsidiaries.

                              The Borrowers do not intend to use and shall not
use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

                      5.1.11   Full Disclosure.

                      To the best knowledge of the Borrowers, neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

                      5.1.12   Taxes.


                      All federal, state, local and other tax returns required to have been filed with respect to each Borrower and each Subsidiary of each Borrower (other than for minor use taxes the non-payment of which would not cause a Material Adverse Change) have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted or for which an extension to file has been timely and properly requested and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Borrower or Subsidiary of any Borrower for any period, except for extensions lawfully requested by the Borrowers for the filing of the most current fiscal year's tax return.


                      5.1.13   Consents and Approvals.

                      Except for the filing of financing statements in the state and county filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Borrower, except as listed on Schedule 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.13.

                      5.1.14 No Event of Default; Compliance with Instruments.

                      To the best knowledge of the Borrowers, no event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Borrowers or any Subsidiaries of any Borrower is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

                      5.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

                      Each Borrower and each Subsidiary of each Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of each Borrower and each Subsidiary of each Borrower are listed and described on Schedule 5.1.15.

                      5.1.16 Security Interests.

                      The Liens and security interests granted to the Agent for the benefit of the Banks pursuant to the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement and the Security Agreement in the Collateral (other than the Real Property) constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the "Uniform Commercial Code") or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law, once the Liens existing under Existing Facilities are removed of record. Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral, recordation of the Patent, Trademark and Copyright Security Agreement in the United States Patent and Trademark Office and United States Copyright Office, as applicable, and removal of the Liens existing under the Existing Facilities, all such action as is necessary or advisable to establish such rights of the Agent will have been taken, and there will be upon execution and delivery of the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrowers.

                      5.1.17 Status of the Pledged Collateral.

                      All the shares of capital stock (the "Pledged Shares"), Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of the Banks to dispose of the Pledged Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Pledged Shares, Partnership Interests or LLC Interests included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on
Schedule 5.1.17. The Borrowers have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Agent.


                      5.1.18 Insurance.

                      Schedule 5.1.18 lists all insurance policies and other bonds to which any Borrower or Subsidiary of any Borrower is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Borrower and each Subsidiary of each Borrower in accordance with prudent business practice in the industry of the Borrowers and their Subsidiaries and shall show the Agent as loss payee.

                      5.1.19 Compliance with Laws.

                      The Borrowers and their Subsidiaries are in compliance in all material respects with all applicable Laws in all jurisdictions in which any Borrower or Subsidiary of any Borrower is presently or will be doing business except where the failure to do so would not result in a Material Adverse Change.

                      5.1.20 Material Contracts; Burdensome Restrictions.

                      Schedule 5.1.20 lists all material contracts relating to the business operations of ach Borrower and each Subsidiary of any Borrower, including all employee benefit plans and Labor Contracts. All such material contracts are valid, binding and enforceable upon such Borrower or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Borrowers' knowledge, with respect to parties other than such Borrower or Subsidiary. None of the Borrowers or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

                      5.1.21 Investment Companies; Regulated Entities.

                      None of the Borrowers or any Subsidiaries of any Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an

"investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Borrowers or any Subsidiaries of any Borrower is subject to any other Federal state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

                      5.1.22 Plans and Benefit Arrangements.

                     Except as set forth on Schedule 5.1.22:

                            (i) Parent and each other member of the ERISA Group
are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of Parent, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. To the best knowledge of Parent, Parent and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group, to the best of their knowledge (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                            (ii) To the best of each Borrower's knowledge, each
Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                            (iii) No Borrower nor any other member of the ERISA
Group has instituted or currently intends to institute proceedings to terminate any Plan.

                            (iv) To the best knowledge of the Borrowers, no
event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                            (v) The aggregate actuarial present value of all
benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, if any, does not exceed the aggregate fair market value of the assets of such Plan.

                            (vi) To the best knowledge of the Borrowers, no
Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                            (vii) To the extent that any Benefit Arrangement is
insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, Parent and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                            (viii) All Plans, Benefit Arrangements and
Multiemployer Plans have been administered in accordance with their terms and applicable Law.

                      5.1.23 Employment Matters.

                      Each of the Borrowers and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would result in a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Borrowers or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Borrowers have delivered to the Agent true and correct copies of each of the Labor Contracts.

                      5.1.24 Environmental Matters.

                            (i) None of the Borrowers or any Subsidiary has
received any notice, alert, citation or complaint relating to any hazardous material, waste or any environmental law regulation or order and has no reason to believe that it will receive any of the foregoing.

                            (ii) There are no regulated substances present on,
in, under, or emanating from, or to Borrowers' knowledge emanating to, the Property or any portion thereof which result in any event described in items (i) of this Section 5.1.24.

                      5.1.25 Year 2000.

                      The Borrowers and their Subsidiaries have reviewed the areas within their business and operations which would be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by the Borrowers and their Subsidiaries (or any of their respective material suppliers, customers or vendors) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change.

                      5.1.26 Senior Debt Status.

                      The Obligations of each Borrower under this Agreement, the Notes, and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Borrower except Indebtedness of such Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Borrower or Subsidiary of any Borrower which secures indebtedness or other obligations of any Person except for Permitted Liens.

                  5.2 Updates to Schedules.

                  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, according to the standards set forth in Section 10.1, shall have accepted in writing such revisions or updates to such Schedule.


                            6. CONDITIONS OF LENDING

         The obligation of each Bank to make Loans and to issue Letters of Credit hereunder is subject to the performance by each of the Borrowers of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

                  6.1 First Loans.

                  On the Closing Date:

                      6.1.1 Officer's Certificate.

                      The representations and warranties of each of the Borrowers contained in Section 5 and in each of the other Loan Documents shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein), and each of the Borrowers shall have performed and complied in all material respects with all covenants and conditions hereof and thereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and, on the date of any Loan Request delivered after the Closing Date,there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Borrowers, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower Agent, to each such effect.

                      6.1.2 Secretary's Certificate.

                      There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Borrowers, certifying as appropriate as to:

                            (i) all action taken by each Borrower in connection
with this Agreement and the other Loan Documents;

                            (ii) the names of the officer or officers authorized
to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the officers authorized to act on behalf of each Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

                            (iii) copies of its organizational documents,
including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Borrower in each state where organized or qualified to do business.

                      6.1.3 Delivery of Loan Documents.

                      This Agreement, Borrower Agency Agreement, Notes, Patent, Trademark and Copyright Security Agreement, Pledge Agreement, Intercompany Subordination Agreement and Security Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the Pledged Shares, the Partnership Interests and the LLC Interests.

                      6.1.4 Opinion of Counsel.

                      There shall be delivered to the Agent for the benefit of each Bank a written opinion of Dilworth Paxson, LLP, counsel for the Borrowers (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance reasonably satisfactory to the Agent and its counsel as to such matters incident to the transactions contemplated herein as the Agent may reasonably request.

                      6.1.5 Legal Details.

                      All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

                      6.1.6 Payment of Fees.

                      The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid the Facility Fees, all other commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

                      6.1.7 Intentionally Omitted..

                      6.1.8 Consents.

                      All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1.13 shall have been obtained.

                      6.1.9 Intentionally Omitted.



                      6.1.10 No Violation of Laws.

                      The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Borrower or any of the Banks.

                      6.1.11 No Actions or Proceedings.

                      No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent's sole and reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

                      6.1.12 Insurance Policies; Certificates of Insurance; Endorsements.

                      The Borrowers shall have delivered evidence acceptable to the Agent that adequate insurance in compliance with Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid, together with a evidence of coverage satisfactory to the Agent, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Agent and its counsel naming the Agent as additional insured and lender loss payee.

                      6.1.13 Intentionally Omitted.

                      6.1.14 Intentionally Omitted.

                      6.1.15 Repayment of Existing Facility.

                      The Borrowers shall repay with proceeds of the Loans all of the Indebtedness and satisfied the other related obligations under the Existing Facility and shall have delivered fully executed UCC-3 (or UCC-2 in California) termination statements and all other satisfaction or discharge items so as to evidence, when filed, the Agent's Prior Security Interest in all of the Collateral, subject to the Permitted Liens.

                  6.2 Each Additional Loan or Letter of Credit.


                  At the time of making any Loans or issuing any Letters of Credit or issuing any other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Borrowers contained in Section 5 and in the other Loan Documents shall be true in all material respects on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrowers shall have performed and complied in all material respects with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Borrower or Subsidiary of any Borrower or any of the Banks; and the Borrowers shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.


                                  7. COVENANTS

                  7.1 Affirmative Covenants.

                  The Borrowers, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, satisfaction of all of the Borrowers' other Obligations under the Loan Documents and termination of the Commitments, and expiration or termination of all Letters of Credit, the Borrowers shall comply at all times with the following affirmative covenants:

                      7.1.1 Preservation of Existence, Etc.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so maintain such license or qualification would not result in a Material Adverse Change and except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

                      7.1.2 Payment of Liabilities, Including Taxes, Etc.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Borrower or Subsidiary of any Borrower or which would affect the Collateral, provided that the Borrowers and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

                      7.1.3 Maintenance of Insurance.

                      Each Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent. The Borrowers shall cause, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Agent, the Agent, for the benefit of Agent and Banks, to be named as lender's loss payee in the case of casualty insurance, Agent, for the benefit of Agent and Banks, to be named as additional insured in the case of all liability insurance and Agent, for the benefit of Agent and Banks, to be named as assignee in the case of all business interruption insurance; provided, that notwithstanding the foregoing, in the absence of a Potential Default or an Event of Default, the Borrowers may receive and retain proceeds from such casualty policies to the extent that such proceeds are less than or equal to $7,500,000.

                      7.1.4 Maintenance of Properties and Leases.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear, tear and obsolescence excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful and necessary to its business, and from time to time, such Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

                      7.1.5 Maintenance of Patents, Trademarks, Etc.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would result in a Material Adverse Change.

                      7.1.6 Visitation Rights.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees, agents or representatives of the Agent or any of the Banks to visit as often as semi-annually at the Borrowers' expense and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such reasonable times during ordinary business hours and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrowers and the Agent with reasonable notice prior to any visit or inspection. In the event any Bank desires to visit and inspect any Borrower, such Bank shall make a reasonable effort to conduct such visit and inspection contemporaneously with any and inspection to be performed by the Agent. The Agent, at the sole cost and expense of the Borrowers, may obtain appraisals or valuations of the Borrowers' and their Subsidiaries' assets, including the Collateral and all Accounts as the Agent may require in form and substance satisfactory to the Agent in all respects.

                      7.1.7 Keeping of Records and Books of Account.

                      The Borrowers shall, and shall cause each Subsidiary of the Borrower to, maintain and keep commercially reasonable books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

                      7.1.8 Plans and Benefit Arrangements.

                      Parent shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in material accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

                      7.1.9 Compliance with Laws.

                      Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would result in a Material Adverse Change.

                      7.1.10 Use of Proceeds.

                      The Borrowers will use the Letters of Credit and the proceeds of the Loans only for (i) financing a portion of the Soft Plus Transaction (ii) general corporate purposes and for working capital, (iii) to finance Permitted Acquisitions, or (iv) to repay and terminate Indebtedness outstanding under the Existing Facility. The Borrowers shall not use the proceeds of the Loans and the Letters of Credit for any purpose which contravenes any applicable Law or any provision hereof.

                      7.1.11 Further Assurances.

                      Each Borrower shall, from time to time, at its expense, faithfully preserve and protect the Agent's Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

                      7.1.12 Subordination of Intercompany Loans.

                      Each Borrower shall cause any intercompany Indebtedness, loans or advances owed by any Borrower to any other Borrower to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

                      7.1.13 Maintenance of Bank Accounts.


                      Commencing on or before June 30, 2000, Parent and each other Borrower shall maintain their primary operating and treasury function accounts, and at least 50% (measured by Dollar amount) of their investment accounts, at PNC Bank or Affiliates thereof.


                      7.1.14 Landlord's Waiver.

                      Within forty-five (45) days after the date of this Agreement, the Borrowers shall use their best efforts to deliver to Agent an executed Landlord's Waiver in substantially the form of that used in the Existing Facility from the lessor of the leased Collateral location where the books and records of the Borrowers are maintained. Within sixty (60) days after the date of this Agreement, the Borrowers shall use their best efforts to deliver to the Agent an executed Landlord's Waiver in substantially the form of that used in the Existing Facility from the lessor for each other leased Collateral location, as listed on Schedule A to the Security Agreement. Such Landlord's Waivers shall be substantially in the form delivered to Progress Bank in connection with the Existing Facility.

                      7.1.15 Non-US Subsidiary Pledge.

                      Within sixty (60) days after the date of this Agreement, Corp shall use its best efforts to execute and deliver to the Agent a pledge agreement (in the form of the Pledge Agreement) with respect to the Non-US Subsidiaries, and all stock certificates and stock powers requested by Agent with respect thereto; upon such delivery, the definition of Collateral shall include such stock and the definition of Pledge Agreement shall include such pledge agreement.

                  7.2 Negative Covenants.

                  The Borrowers, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations, Letter of Credit Borrowings and interest thereon, satisfaction of all of the Borrowers' other Obligations hereunder, expiration or termination of all Letters of Credit and termination of the Commitments, the Borrowers shall comply with the following negative covenants:

                      7.2.1 Indebtedness.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                            (i) Indebtedness under the Loan Documents;

                            (ii) Existing Indebtedness as set forth on Schedule
7.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);

                            (iii) Capitalized and operating leases as and to the
extent not prohibited by this Agreement;

                            (iv) Indebtedness secured by Purchase Money Security
Interests not exceeding $5,000,000;

                            (v) Indebtedness of a Borrower to another Borrower
which is subordinated in accordance with the provisions of Section 7.1.12 [Subordination of Intercompany Loans]; and



                            (vi) Aggregate Indebtedness of each Borrower not in
excess of $5,000,000 incurred in connection with Permitted Acquisitions.


                      7.2.2 Liens.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except as follows (such following exceptions referred to herein as "Permitted Liens"):

                            (i) Liens for taxes, assessments, or similar
charges, incurred in the ordinary course of business and which are not yet due and payable after the expiration of all applicable grace and cure periods;

                            (ii) Pledges or deposits made in the ordinary course
of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old-age pensions or other social security programs;

                            (iii) Liens of mechanics, materialmen, warehousemen,
carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, following the expiration of all applicable grace and cure periods;

                            (iv) Good-faith pledges or deposits made in the
ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                            (vi) Liens, security interests and mortgages in
favor of the Agent for the benefit of the Banks;

                            (vii) Liens on property leased by any Borrower or
Subsidiary of a Borrower under capital and operating leases not prohibited by this Agreement securing obligations of such Borrower or Subsidiary to the lessor under such leases;

                            (viii) Any Lien existing on the date of this
Agreement and described on Schedule 7.2.2, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

                            (ix) Purchase Money Security Interests, provided
that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $5,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 7.2.2); and

                            (x) The following, (A) if the validity or amount
thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not materially adversely affect the Collateral or, in the aggregate, materially impair the ability of any Borrower to perform its Obligations hereunder or under the other Loan Documents:

                      (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                      (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

                      (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

                      (4) Liens resulting from final judgments or orders described in Section 8.1.6.


                      7.2.3 Guaranties.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, not an Affiliate of either Borrower, except for Guaranties of Indebtedness of the Borrowers permitted hereunder; provided that under no circumstances shall any Borrower violate Section 7.2.1 hereof.

                      7.2.4 Loans and Investments.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                            (i) trade credit extended on usual and customary
terms in the ordinary course of business;

                            (ii) advances to employees to meet expenses incurred
by such employees in the ordinary course of business;

                            (iii) loans, advances and investments in other
Borrowers;

                            (iv) the following permitted investments: (i) direct
obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition; and (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition; and

                            (v) loans and investments not to exceed $10,000,000
which have been described in a writing provided to the Banks on or before the date hereof.

                      7.2.5 Dividends and Related Distributions.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except dividends or other distributions payable to another Borrower.

                      7.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

                      (1) any Borrower other than Parent may consolidate or merge into another Borrower which is wholly-owned by one or more of the other Borrowers, and

                      (2) any Borrower may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each an "Permitted Acquisition"), provided that each of the following requirements is met:

                            (i) if the Borrowers are acquiring the ownership
interests in such Person, such Person shall execute a Joinder and join this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Borrowers] on or before the date of such Permitted Acquisition;

                            (ii) the Borrowers, such Person and its owners, as
applicable, shall grant Liens in the assets of or acquired from and stock or other ownership interests in such Person and otherwise comply with Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition.

                            (iii) the board of directors or other equivalent
governing body of such Person shall have approved such Permitted Acquisition and, if the Borrowers shall use any portion of the Loans to fund such Permitted Acquisition, the Borrowers also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition,

                            (iv) the business acquired, or the business
conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Borrowers and shall comply with Section 7.2.10 [Continuation of or Change in Business],

                            (v) no Potential Default or Event of Default shall
exist immediately prior to and after giving effect to such Permitted
Acquisition,

                            (vi) the Borrowers shall demonstrate that they shall
be in compliance with the covenants contained in Sections 7.2.15, 7.2.16 and
7.2.17 after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 evidencing such compliance.


                            (vii) the Consideration paid by the Borrowers for
all Permitted Acquisitions made during each twelve (12) month period ending on the anniversary of the date of this Agreement, of the Borrowers shall not exceed $50,000,000 (comprised of up to $10,000,000 in cash and the remainder in stock) and shall not violate the terms of Section 7.2.4 hereof; and


                            (viii) the Borrowers shall deliver to the Agent at
least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Borrowers in connection with such Permitted Acquisition and shall deliver to the Agent such other information about such Person or its assets as any Borrower may reasonably require.

                      7.2.7 Dispositions of Assets or Subsidiaries.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Borrower), except:

                            (i) transactions involving the sale of inventory in
the ordinary course of business;

                            (ii) any sale, transfer or lease of assets in the
ordinary course of business which are no longer necessary or required in the conduct of such Borrower's or such Subsidiary's business;

                            (iii) any sale, transfer or lease of assets by any
wholly owned Subsidiary of such Borrower to another Borrower;

                            (iv) any sale, transfer or lease of assets in the
ordinary course of business which are replaced by substitute assets, provided such substitute assets are subject to the Agent's Prior Security Interest; or

                            (v) any sale, transfer or lease of assets, other
than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Banks.

                      7.2.8 Affiliate Transactions.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Borrower) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are in accordance with all applicable Law.

                      7.2.9 Subsidiaries, Partnerships and Joint Ventures.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Borrower on the Closing Date; and (ii) any Subsidiary formed after the Closing Date which joins this Agreement as Borrower pursuant to Section 10.18 [Joinder], provided that the Required Banks shall have consented to such formation and joinder and that such Subsidiary and the Borrowers, as applicable, shall grant and cause to be perfected first priority Liens to the Agent for the benefit of the Banks in the assets held by, and stock of or other ownership interests in, such Subsidiary. Each of the Borrowers shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Borrowers may be general or limited partners in other Borrowers, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Borrowers may be members or managers of, or hold limited liability company interests in, other Borrowers, or (3) become a joint venturer or hold a joint venture interest in any joint venture. Nothing in this
Section 7.2.9 shall prohibit a transaction otherwise permitted by Section 7.2.4 [Loans and Investment] or Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] provided that incident to such transaction either (i) a wholly-owned Subsidiary of Parent, intended to remain a wholly-owned Subsidiary, shall become a Borrower hereunder as required by this Section 7.2.9, or (ii) if such investment does not represent a wholly-owned Subsidiary or is not intended to remain a wholly-owned Subsidiary, then (A) 100% of the Borrowers' interest in, or arising under, such transaction is pledged as Collateral to the Agent on behalf of the Banks and (B) the assets of such Subsidiary shall not be pledged to any Person other than the Agent.


                      7.2.10 Continuation of or Change in Business.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, engage in any business other than providing strategic, marketing and technical services and support with respect to connection to and use of the internet and related media and services substantially as conducted and operated by such Borrower or Subsidiary during the present fiscal year, and such Borrower or Subsidiary shall not permit any material change in such business.

                      7.2.11 Plans and Benefit Arrangements.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to:

                            (i) fail to satisfy the minimum funding requirements
of ERISA and the Internal Revenue Code with respect to any Plan within any applicable grace period and time to cure;

                            (ii) request a minimum funding waiver from the
Internal Revenue Service with respect to any Plan;

                            (iii) engage in a Prohibited Transaction with any
Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would result in a Material Adverse Change;

                            (iv) permit the aggregate actuarial present value of
all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                            (v) fail to make when due any contribution to any
Multiemployer Plan that Parent or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

                            (vi) withdraw (completely or partially) from any
Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

                            (vii) terminate, or institute proceedings to
terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                            (viii) make any amendment to any Plan with respect
to which security is required under Section 307 of ERISA; or

                            (ix) fail to give any and all notices and make all
disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

                      7.2.12 Fiscal Year.

                      The Borrowers shall not, and shall not permit any Subsidiary of any Borrower to, change its fiscal year from the twelve-month period ending December 31.

                      7.2.13 Issuance of Stock.

                      Each of the Borrowers other than Parent shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof.

                      7.2.14 Changes in Organizational Documents.

                      Each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least twenty (20) calendar days' prior written notice to the Agent and the Banks and, in the event such change would be materially adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Banks, it being understood that a change in the name of a Non-US Subsidiary will not constitute, by itself, a material adverse change.


                      7.2.15 Minimum Quick Ratio.

                      The Borrowers shall not permit the ratio of (x) cash plus Accounts to (y) current liabilities (less deferred revenue and principal of Soft Plus Note) (calculated according to GAAP), plus Revolving Facility Usage calculated as of the end of each fiscal quarter to be less than (i) 1.0 to 1.0 through the end of the quarter in which a secondary offering of Parent's common stock is effective and (ii) 1.5 to 1.0 thereafter.

                      7.2.16 Minimum EBITDA.

                      The Borrowers shall not permit after December 31, 2000 their consolidated EBITDA to be less than zero ($0), as of the end of each calendar quarter.


                      7.2.17 Minimum Net Income.

                      The Borrowers shall not permit their consolidated adjusted net income, measured as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2000, to be less than the amounts set forth below for the periods indicated.

      Quarter Ended                                Minimum Net Income (Loss) ($)
      -------------                                -----------------------------

         March 31, 2000                            (5,000,000)
         June 30, 2000                             (4,000,000)
         September 30, 2000                        (1,250,000)
         December 31, 2000 and thereafter                   0


As used herein, "adjusted net income" shall mean (i) net income as defined under GAAP, plus (ii) goodwill amortization incident to the Soft Plus Transaction, plus (iii) goodwill amortization incident to Permitted Acquisitions.


                  7.3 Reporting Requirements.

                  The Borrowers, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Borrowers' other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Borrowers will furnish or cause to be furnished to the Agent and each of the Banks the financial reports and other information set forth on Exhibit 7.3.

                                   8. DEFAULT

                  8.1 Events of Default.

                  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

                      8.1.1 Payments Under Loan Documents.

                      The Borrowers shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

                      8.1.2 Breach of Warranty.

                      Any representation or warranty made at any time by any of the Borrowers herein or by any of the Borrowers in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

                      8.1.3 Breach of Negative Covenants or Visitation Rights.

                      Any of the Borrowers shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights] or
Section 7.2 [Negative Covenants];

                      8.1.4 Breach of Other Covenants.

                      Any of the Borrowers shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for ten (10) Business Days after the date of notice of such default from Agent to the Borrowers (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrowers as determined by the Agent in its sole discretion);

                      8.1.5 Defaults in Other Agreements or Indebtedness.

                      A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Borrower or Subsidiary of any Borrower may be obligated as a borrower or guarantor in excess of $2,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

                      8.1.6 Final Judgments or Orders.

                      Any final judgments or orders for the payment of money in excess of $2,000,000 in the aggregate shall be entered against any Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

                      8.1.7 Loan Document Unenforceable.

                      Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

                      8.1.8 Uninsured Losses; Proceedings Against Assets.

                      There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $1,000,000 or the Collateral or any other of the Borrowers' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty
(30) days thereafter;

                      8.1.9 Notice of Lien or Assessment.

                      A notice of Lien or assessment in excess of $1,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Borrowers' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid, discharged or stayed within thirty (30) days after the same becomes payable;

                      8.1.10 Insolvency.

                      Any Borrower or any Subsidiary of a Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature;

                      8.1.11 Events Relating to Plans and Benefit Arrangements.

                      Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrowers' liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrowers or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrowers or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

                      8.1.12 Cessation of Business.

                      Any Borrower or Subsidiary of a Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or Section 7.2.7, or any Borrower or Subsidiary of a Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

                      8.1.13 Change of Control.

                      Any person or group of persons not stockholders of Parent on the Closing Date (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 25% or more of the voting capital stock of Parent;

                      8.1.14 Involuntary Proceedings.

                      A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower or Subsidiary of a Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or Subsidiary of a Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

                      8.1.15 Voluntary Proceedings.

                      Any Borrower or Subsidiary of a Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

                  8.2 Consequences of Event of Default.

                      8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

                      If an Event of Default specified under Sections 8.1.1 through 8.1.13 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrowers.

                      8.2.2 Bankruptcy, Insolvency or Reorganization
Proceedings.

                      If an Event of Default specified under Section 8.1.14 [Involuntary Proceedings] or 8.1.15 [Voluntary Proceedings] shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

                      8.2.3 Set-off.

                      If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Exhibit 10 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Borrowers hereunder or under any other Loan Document, any debt owing to, and any other funds held in any manner for the account of, the Borrowers or such other Borrower by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Borrower for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrowers or such other Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent; and

                      8.2.4 Suits, Actions, Proceedings.

                      If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.2, the Agent, if any Bank is owed any amount with respect to the Loans, may proceed to protect and enforce the Agent or any Banks rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

                      8.2.5 Application of Proceeds.

                      From and after the date on which the Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Borrowers have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

                            (i) first, to reimburse the Agent for out-of-pocket
costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on the Collateral or collection of any Obligations of any of the Borrowers under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

                            (ii) second, to the repayment of all Indebtedness
then due and unpaid of the Borrowers to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

                            (iii) the balance, if any, as required by Law.

                      8.2.6 Other Rights and Remedies.

                      In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

                  8.3 Notice of Sale.

                  Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrowers.

                                  9. THE AGENT

                  In addition to the other provisions set forth in this Agreement, the Agent's rights and obligations are described in and governed by the provisions of Exhibit 10.

                               10. MISCELLANEOUS

                  10.1 Modifications, Amendments or Waivers.

                  With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower Agent, on behalf of the Borrowers, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Borrowers hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Borrowers hereunder or thereunder; any such agreement, waiver or consent made with such written consent shall be effective to bind all of the Banks and the Borrowers; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

                      10.1.1 Increase of Commitment; Extension or Expiration
Date.

                      Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

                      10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification Terms of Payment.

                      Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank;

                      10.1.3 Release of Collateral or Guarantor.

                      Except for sales of assets permitted by Section 7.2.7 [Disposition of Assets or Subsidiaries], release any Collateral consisting of capital stock or other ownership interests of any Borrower or its Subsidiary or substantially all of the assets of any Borrower, or any other security for any of the Borrowers' Obligations; or

                      10.1.4 Miscellaneous

                      Amend Section 4.2 [Pro Rata Treatment of Banks], Paragraphs 6 or 13 of Exhibit 10 [Exculpatory Provisions, Etc.; Equalization of Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

                  10.2 No Implied Waivers; Cumulative Remedies; Writing
Required.

                  No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

                  10.3 Reimbursement and Indemnification of Banks by the Borrower; Taxes.

                  The Borrowers agree unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set forth in Paragraph 5 of Exhibit 10 [Reimbursement of Agent By Borrower, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of outside counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrowers), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrowers, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrowers agree unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

                  10.4 Holidays.

                  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

                  10.5 Funding by Branch, Subsidiary or Affiliate.

                      10.5.1 Notional Funding.

                      Each Bank shall have the right from time to time, without notice to the Borrowers, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan provided that immediately following (on the assumption that a payment were then due from the Borrowers to such other office), and as a result of such change, the Borrowers would not be under any greater financial obligation pursuant to

Section 4.7 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

                      10.5.2 Actual Funding.

                      Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section
10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrowers to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.7 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

                      10.6 Notices.


                      All notices, requests, demands, directions and other communications (as used in this Section 10.6, collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such notice on a site on the World Wide Web [a "website posting"] if notice of such website posting, including the information necessary to access such website, has previously been delivered to the applicable parties hereto by another method of notice permitted hereunder, unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile to the respective parties at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked written direction from any party to the others. No notices to a Borrower of Potential Defaults or Events of Default shall be made solely by a website posting. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered,
(c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter or facsimile, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, (e) if by electronic transmission, when actually received, (f) if by website posting, upon delivery of a notice (including the information necessary to access such website) by another means permitted hereunder and (g) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Bank giving any notice to any Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

                      10.7 Severability.

                      The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                      10.8 Governing Law.

                      Each Letter of Credit, Section 2.10 [Letter of Credit Subfacility] and Exhibit 2.10 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

                      10.9 Prior Understanding.

                      This Agreement and the other Loan Documents supersede all prior understandings and agreements (excluding the Agent's Letter, as described in Exhibit 10), whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

                      10.10 Duration; Survival.

                      All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Borrowers contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] and Exhibit 8.3 herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments], Paragraphs 5 and 7 of Exhibit 10 [Reimbursement of Agent by Borrower, Etc.; Reimbursement of Agent by Banks, Etc.] and 10.3 [Reimbursement of Banks by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

                      10.11 Successors and Assigns.

                            (i) This Agreement shall be binding upon and shall
inure to the benefit of the Banks, the Agent, the Borrowers and their respective successors and assigns, except that none of the Borrowers may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrowers and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, and (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $2,500,000 or the amount of the assigning Bank's Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrowers shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section
8.2.3 [Set-off] (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Collateral or Guarantor]), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Borrower hereunder or thereunder shall be determined as if such Bank had not sold such participation.

                            (ii) Any assignee or participant which is not
incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrowers and the Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Borrower or its Subsidiaries and any other information concerning any Borrower or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

                            (iii) Notwithstanding any other provision in this
Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the Transferor Bank of its obligations hereunder or under any other Loan Document.

                  10.12 Confidentiality.

                      10.12.1 General.

                      The Agent and the Banks each agree to keep confidential all information obtained from any Borrower or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrowers specifically designate as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality,
(ii) to assignees and participants as contemplated by Section 10.11, (iii) to the extent requested by any bank regulatory authority or, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrowers shall have consented to such disclosure.

                      10.12.2 Sharing Information With Affiliates of the Banks.

                      Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Borrowers hereby authorizes each Bank to share any information delivered to such Bank by such Borrower and its Subsidiaries pursuant to this Agreement on a need-to-know basis, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Bank hereunder; provided, however, that Agent shall not share any such information without the prior written consent of the Parent. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.


                  10.13 Counterparts.

                  This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

                  10.14 Agent's or Bank's Consent.

                  Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

                  10.15 Exceptions.

                  The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

                  10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

                  EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF PHILADELPHIA COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

                  10.17 Tax Withholding Clause.

                  Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of such Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

                  10.18 Joinder of Borrowers.

                  Except for the Any Subsidiary of any Borrower which is required to join this Agreement as a Borrower pursuant to Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Agent (i) a Joinder in substantially the form attached hereto as Exhibit 1.1(J) pursuant to which it shall join as a Borrower each of the documents to which the Borrowers are parties; (ii) documents in the forms described in Section 6.1 [First Loans] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect Prior Security Interests to the Agent for the benefit of the Banks in all Collateral held by such Subsidiary. Except with respect to the Non-US Subsidiaries, the Borrowers shall deliver such Joinder and related documents to the Agent within five (5) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a newly-formed corporation, the date of the filing of its certificate of limited partnership if it is a newly-formed limited partnership or the date of its organization if it is a newly-formed entity other than a limited partnership or corporation or the date of its acquisition by any Borrower.



                      [SIGNATURES APPEAR ON THE NEXT PAGE.]

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:                                     U.S. INTERACTIVE, INC.



_________________________________           By:_________________________________
                                            Title:______________________________
[Seal]

ATTEST:                                     U.S. INTERACTIVE CORP.
                                                   (DELAWARE)


_________________________________           By:_________________________________
                                            Title:______________________________
[Seal]

                                            PNC BANK, NATIONAL
                                            ASSOCIATION, as a Bank and as Agent



                                            By:_________________________________
                                            Title:______________________________


                                            PROGRESS BANK, as a Bank



                                            By:_________________________________
                                            Title:______________________________

                                 SCHEDULE 1.1(B)

                 COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

                                   Page 1 of 2



Part 1 - Commitments of Banks and Addresses for Notices to Banks


                                                    Amount of
                                                  Commitment for
                                                Revolving Credit     Ratable
                        Bank                          Loans           Share
                        ----                    ----------------     -------
Name:        PNC Bank,
              National Association
Address:     1600 Market Street
              Philadelphia, PA  19103
Attention:   Joseph G. Meterchick
Telephone:  (215) 585-4744                        $9,500,000         63.33%
Telecopy:   (215) 585-6987

Name:        Progress Bank
Address:     Four Sentry Parkway
              Blue Bell, PA  19422
Attention:   Liz Lambert
Telephone     (610) 941-2202
Telecopy:     (610) 941-4827                      $5,500,000         36.67%
                                                                    ------



         Total                                    $15,000,000          100%

                                 SCHEDULE 1.1(B)

                 COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

                                   Page 2 of 2



AGENT:

Name:             PNC Bank, National Association
Address:          1600 Market Street
                  Philadelphia, PA  19103
Attention:        Douglas O. Winters
Telephone:        (215) 585-6966
Telecopy:         (215) 585-7669
e-mail:           douglas.winters@pncbank.com



Part 2 - Addresses for Notices to Borrower:


BORROWER AGENT:

Name:             U.S. Interactive, Inc.
Address:          2012 Renaissance Boulevard
                  King of Prussia, PA  19406
Attention:        Philip L. Calamia
Telephone:        (610) 382-8808
Telecopy:         (   )    -
e-mail:           pcalamia@usinteractive.com


With a copy to:


Name:             Dilworth Paxson, LLP
Address:          3200 Mellon Bank Center
                  1735 Market Street
                  Philadelphia, PA  19103
Attention:        Michael D. Ecker, Esquire
Telephone:        (215) 575-7180
Telecopy:         (215) 575-7200
e-mail:           eckerm@dilworthlaw.com






Name:             U.S. Interactive Corp. (Delaware)
Name:             U.S. Interactive, Inc.
Address:          2012 Renaissance Boulevard
                  King of Prussia, PA  19406

Attention:        Mr. Philip L. Calamia
Telephone:        (610) 382-8808
Telecopy:         (   )    -
e-mail:           pcalamia@usinteractive.com

With a copy to:

Name:             Dilworth Paxson, LLP
Address:          3200 Mellon Bank Center
                  1735 Market Street
                  Philadelphia, PA  19103
Attention:        Michael D. Ecker, Esquire
Telephone:        (215) 575-7180
Telecopy:         (215) 575-7200
e-mail:           eckerm@dilworthlaw.com

                                 EXHIBIT 1.1(EA)

                         DEFINITION OF ELIGIBLE ACCOUNTS

     Qualified Accounts - An account arising in the ordinary course of a Borrower's business from the sale of goods or rendering of services, provided that no Account shall be a Qualified Account if:


          (i) it arises out of a sale made by a Borrower to a Subsidiary, any Affiliate of the Borrower or to a Person controlled by an Affiliate of a Borrower; or


          (ii) it is due or unpaid more than 90 days after the original invoice date; or


          (iii) the Account is either: (x) owed by an Account Debtor to the extent its Accounts exceed 15% of all Qualified Accounts, measured by Dollar amount or (y) owned by an Account Debtor, fifty percent (50%) of whose Accounts are delinquent more than ninety (90) days and are in excess of $200,000; or

          (iv) any covenant, representation or warranty contained in any agreement with respect to such Account has been breached; or

          (v) the Account Debtor is also a Borrower's creditor, vendor or supplier; or

          (vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered the appointment of a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or if there is any reason known to any Borrower that such Account is not readily collectible; or

          (vii) it arises from a sale to an Account Debtor outside the United States; or

          (viii) it arises from a sale to an Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other conditional, repurchase or return basis; or

          (ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Lender, for the benefit of Lender, in a manner satisfactory to Leader, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.ss.203 et seq., as amended); or

          (x) the Account is not at all times subject to Leader's duly perfected, first priority security interest or is subject to a Lien other than a Permitted Lien; or

          (xi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

          (xii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

          (xiii) the applicable Borrower has made any agreement with the Account Debtor for, or the Account Debtor has otherwise claimed or has a right to, any offset against, deduction therefrom or reduction thereto, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice or any statement (or attachment thereto) related to such Account; or

          (xiv)   it represents finance charges or interest, to such extent; or

          (xv) it represents a retainer (including, but not limited to, project retainages); or

          (xvi) it arises out of a sale made by a Borrower to an employee, officer or director of a Borrower or any immediate family member thereof; or

          (xvii) it represents that portion of any commissions payable to a Borrower in excess of $20,000.00 at any one time due to all Borrowers in the aggregate; or

          (xviii) it is based on an invoice without a definite due date or is based on a pre-billed invoice; or

          (xix)   it is subject to litigation or arbitration; or

          (xx) it arises from a sale to an Account Debtor on a cash-on-delivery or sight draft basis; or

          (xxi) the Account is otherwise deemed unacceptable by Lender in its reasonable discretion.

     In computing the amount of Qualified Accounts, all credit memos issued by each Borrower shall be deducted from such amount.

                                  EXHIBIT 2.10

                           LETTER OF CREDIT PROVISIONS

1. Issuance of Letters of Credit.

                  Borrower may request the issuance of a letter of credit (each, along with the letters of credit listed on Schedule 2.10 hereof, a "Letter of Credit") on behalf of itself by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Philadelphia time, at least two (2) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. The letters of credit issued by Progress Bank under the Existing Facility in the aggregate face amount of $752,805.95 shall be "Letters of Credit." Each Letter of Credit shall be either a Standby Letter of Credit or a Commercial Letter of Credit. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Exhibit 2.10, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum term ending of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date and providing that in no event shall
(i) the Letters of Credit Outstanding exceed, at any one time, $2,000,000 (the "Letter of Credit Sublimit") or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. To the extent any Letter of Credit is scheduled to expire on or after the Expiration Date, such Letter of Credit shall be cash collateralized in a manner satisfactory to the Agent in an amount equal to 105% of the face amount of each such Letter of Credit.

2. Letter of Credit Fees.

                  The Borrower shall pay to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") equal to 1.50% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fee shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each April, July, October and January following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Agent for the Agent's sole account the Agent's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

3. Disbursements, Reimbursement.

                           (a) Immediately upon the Issuance of each Letter of
Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                           (b) In the event of any request for a drawing under a
Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a "Reimbursement Obligation") the Agent prior to 12:00 noon, Philadelphia time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an "Drawing Date") in an amount equal to the amount so paid by the Agent. In the event the Borrower fails to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon, Philadelphia time, on the Drawing Date, the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Paragraph 3 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Notwithstanding anything contained herein to the contrary, an Event of Default shall not have occurred if a Reimbursement Obligation which is not paid is converted into a Revolving Credit Loan subject to the conditions set forth in this Agreement.

                           (c) Each Bank shall upon any notice pursuant to
Paragraph 3(b) of this Exhibit 2.10 make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Paragraph 2(d) of this Exhibit 2.10) each be deemed to have made a Revolving Credit Loan to the Borrower in that amount. If any Bank so notified fails to make available to the Agent for the account of the Agent the amount of such Bank's Ratable Share of such amount by no later than 2:00 p.m., Philadelphia time on the Drawing Date, then interest shall accrue on such Bank's obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Paragraph 3(c).

                           (d) With respect to any unreimbursed drawing that is
not converted into Revolving Credit Loans to the Borrower in whole or in part as contemplated by Paragraph 3(b) of this Exhibit 2.10, because of the Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a Letter of Credit Borrowing in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans. Each Bank's payment to the Agent pursuant to Paragraph 3(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Participation Advance from such Bank in satisfaction of its participation obligation under this Paragraph 3.

4. Repayment of Participation Advances.

                           (a) Upon (and only upon) receipt by the Agent for its
account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Bank, in the same funds as those received by the Agent, the amount of such Bank's Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Agent.

                           (b) If the Agent is required at any time to return to
any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Borrower to the Agent pursuant to Paragraph 4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

5. Documentation.

                  Each Borrower agrees to be bound by the terms of the Agent's application and agreement for letters of credit and the Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from the such Borrower's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

6. Determinations to Honor Drawing Requests.

                  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

7. Nature of Participation and Reimbursement Obligations.

                  Each Bank's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Paragraph 3 of this Exhibit 2.10, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Exhibit 2.10 under all circumstances, including without limitation, the following circumstances: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the Borrower or any other Person for any reason whatsoever; the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests], 2.6 [Making Revolving Credit Loans] or 6.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Paragraph 3 of this Exhibit 2.10; (ii) any lack of validity or enforceability of any Letter of Credit; the existence of any claim, set-off, defense or other right which any Borrower or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; and (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Agent has been notified thereof.

8. Indemnity.

In addition to amounts payable as provided in Paragraph 5 of Exhibit 10 [Reimbursement of Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or
(B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

9. Liability for Acts and Omissions.

As between any Borrower and the Agent, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.

                                   EXHIBIT 7.3

                             REPORTING REQUIREMENTS



1. Quarterly Financial Statements.


         As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income and of stockholders' equity and consolidated cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.



2. Annual Financial Statements.


         As soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent, financial statements of Parent consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income and of stockholders' equity and consolidated cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Borrower under any of the Loan Documents. The Borrowers shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Agent and the Banks substantially (i) to the effect that, based upon their ordinary and customary examination of the affairs of the Borrowers, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrowers' calculations with respect to the certificate to be delivered pursuant to paragraph 4 of this
Exhibit 7.3 with respect to such financial statements and (ii) to the effect that the Banks are intended to rely upon such accountant's certification of the annual financial statements and that such accountants authorize the Borrowers to deliver such reports and certificate to the Banks on such accountants' behalf.

3. Certificate of the Borrower.

         Concurrently with the financial statements of the Borrowers furnished to the Agent and to the Banks pursuant to paragraphs 1 and 2 of this Exhibit 7.3, a certificate of Parent signed by the Chief Executive Officer, President or Chief Financial Officer of Parent, in the form of Exhibit 7.3.4, to the effect that, except as described pursuant to paragraph 4 of this Exhibit 7.3, (i) the representations and warranties of the Borrowers contained in Section 5.1 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrowers have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and
(iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Sections 7.2.15, 7.2.16 and 7.2.17.

4. Notice of Default.

         Promptly after any officer of any Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Borrower setting forth the details of such Event of Default or Potential Default and the action which the such Borrower proposes to take with respect thereto.


5. Notice of Litigation.

         Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Borrower or Subsidiary of any Borrower which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would result in a Material Adverse Change.


6. Certain Events.

         Written notice to the Agent:

                  (a) at least thirty (30) calendar days prior thereto, with respect to any proposed sale or transfer of assets described in Section 7.2.7(iv) or 7.2.7(v).

                  (b) within the time limits set forth in Section 7.2.14. [Changes in Organizational Documents], any amendment to the organizational documents of any Borrower;

                  (c) at least thirty (30) calendar days prior thereto, with respect to any change in any Borrower's locations from the locations set forth in Schedule A to the Security Agreement; and

                  (d) on the tenth (10th) calendar day of every month, a completed Borrowing Base Certificate in respect of the month most recently ended.

7. Budgets, Forecasts, Other Reports and Information.

         Promptly upon their becoming available to the Borrowers:

                  (a) the annual budget and any forecasts or projections of Parent and its Subsidiaries, to be supplied not later than thirty (30) days prior to commencement of the fiscal year to which any of the foregoing may be applicable,

                  (b) any reports including management letters submitted to Parent by independent accountants in connection with any annual, interim or special audit,

                  (c) any reports, notices or proxy statements generally distributed by Parent to its stockholders on a date no later than the date supplied to such stockholders,

                  (d) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by Parent with the Securities and Exchange Commission,

                  (e) a copy of any order in any proceeding to which any Borrower is a party issued by any Official Body, and

                  (f) such other reports and information as any of the Banks may from time to time reasonably request. The Borrowers shall also notify the Banks promptly upon becoming aware of the enactment or adoption of any Law which would result in a Material Adverse Change.

8. Notices Regarding Plans and Benefit Arrangements; Certain Events.

         Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                  (a) any Reportable Event with respect to any Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                  (b) any Prohibited Transaction which could subject any Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                  (c) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

                  (d) any partial or complete withdrawal from a Multiemployer Plan by any Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                  (e) any cessation of operations (by any Borrower or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA,

                  (f) withdrawal by any Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                  (g) a failure by any Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under
Section 302(f) of ERISA,

                  (h) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                  (i) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

9. Notices of Involuntary Termination and Annual Reports

         Promptly after receipt thereof, copies of (a) all notices received by any Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by any Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and
(b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.


10. Notice of Voluntary Termination

         Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

                                   EXHIBIT 10

                                AGENT PROVISIONS

1.   Appointment.

     Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

2.   Delegation of Duties.

     The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Paragraphs 5 and 6 of this Exhibit 10, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

3.   Nature of Duties; Independent Credit Investigation.

     The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Borrowers in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

4.   Actions in Discretion of Agent; Instructions From the Banks.

     The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Paragraph 6 of this Exhibit 10. Subject to the provisions of Paragraph 6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

5.   Reimbursement and Indemnification of Agent by the Borrower.

     The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including reasonable fees and expenses of outside counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at their expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to any Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrowers agree to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Borrowers' books, records and business properties.

6.   Exculpatory Provisions; Limitation of Liability.

     Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers, or the financial condition of the Borrowers, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Borrowers, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Borrowers, (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

7.   Reimbursement and Indemnification of Agent by Banks.

     Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such

Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Borrowers' books, records and business properties.

8.   Reliance by Agent.

     The Agent shall be entitled to rely upon any writing, telegram, message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.   Notice of Default.

     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

10.  Notices.

     The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

11.  Banks in Their Individual Capacities.

     With respect to its Revolving Credit Commitment, the Revolving Credit Loans, made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrowers and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Borrowers (including information that may be subject to confidentiality obligations in favor of the Borrowers) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

12.  Holders of Notes.

     The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.  Equalization of Banks.

     The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.4.2, 5.4.2 or 5.6. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

14.  Successor Agent.

     The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation), in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrowers. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrowers, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty
(30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrowers consent to the appointment of a successor agent. Upon its appointment pursuant to either clause
(a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Exhibit 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

15.  Agent's Fee.

     The Borrowers shall pay to the Agent a nonrefundable fee (the "Agent's Fee") under the terms of the Agent's Letter between Parent and Agent, as amended from time to time (the "Agent's Letter").

16.  Availability of Funds.

     The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Paragraph 16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrowers) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

17.  Calculations.

     In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

18.  Beneficiaries.

     Except as expressly provided herein, the provisions of this Exhibit 10 are solely for the benefit of the Agent and the Banks, and the Borrowers shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Borrowers.